Exhibit 99.1

Playboy Enterprises, Inc.

Index to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

Page
Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	2

Financial Statements:
Consolidated Statements of Operations	3
Consolidated Balance Sheets	4
Consolidated Statements of Stockholders’ Equity	5
Consolidated Statements of Cash Flows	6
Notes to the Consolidated Financial Statements	7

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Playboy Enterprises, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Playboy Enterprises, Inc. (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations, stockholders’ equity and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Prager Metis CPAs LLP

We have served as the Company’s auditor since 2015.

El Segundo, California

March 31, 2021

Playboy Enterprises, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2020	2019
Net revenues	$147,662	$78,110

Costs and expenses:
Cost of sales	(73,180)	(37,742)
Selling and administrative expenses	(59,863)	(45,399)
Related-party expenses	(1,007)	(1,005)
Total costs and expenses	(134,050)	(84,146)

Operating income (loss)	13,612	(6,036)

Nonoperating income (expense):
Investment income	30	225
Interest expense	(13,463)	(14,225)
Gain from settlement of convertible promissory note	1,454	—
Gain from bargain purchase	—	1,483
Other, net	168	(173)
Total nonoperating expense	(11,811)	(12,690)

Income (loss) before provision for income taxes	1,801	(18,726)
Provision for income taxes	(7,072)	(4,850)

Net loss	(5,271)	(23,576)
Net loss attributable to redeemable noncontrolling interest	—	—
Net loss attributable to Playboy Enterprises, Inc.	$(5,271)	$(23,576)

Net loss per share, basic and diluted	$(1.33)	$(6.12)

Weighted-average shares used in computing net loss per share, basic and diluted	3,961,996	3,854,256

The accompanying notes are an integral part of these consolidated financial statements.

Playboy Enterprises, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$13,430	$27,744
Restricted cash	2,130	963
Receivables, net of allowance for doubtful accounts of $233 and $302, respectively	6,601	6,153
Inventories, net	11,788	11,750
Stock receivable	4,445	—
Prepaid expenses and other current assets	8,822	7,224

Total current assets	47,216	53,834
Property and equipment, net	5,203	5,932
Trademarks and trade name	336,655	335,934
Goodwill	504	504
Other intangible assets, net	2,377	3,052
Contract assets, net of current portion	7,159	7,391
Other noncurrent assets	13,013	12,004

Total assets	$412,127	$418,651

Liabilities AND stockholders’ EQUITY
Current liabilities:
Accounts payable	$8,678	$7,859
Payables to related parties	—	5
Accrued salaries, wages, and employee benefits	4,870	4,603
Deferred revenues, current portion	11,159	9,857
Long-term debt, current portion	4,470	3,182
Convertible promissory notes	6,230	13,500
Other current liabilities and accrued expenses	18,556	22,143

Total current liabilities	53,963	61,149
Deferred revenues, net of current portion	43,792	41,734
Long-term debt, net of current portion	154,230	157,810
Deferred tax liabilities, net	74,909	72,288
Other noncurrent liabilities	2,422	576

Total liabilities	329,316	333,557

Commitments and contingencies (Note 16)

Redeemable noncontrolling interest	(208)	(208)

Stockholders’ equity(1):
Common stock, $0.01 par value; 5,000,000 shares authorized at December 31, 2020 and 2019; 4,846,032 shares issued and 3,681,185 shares outstanding at December 31, 2020 and 2019	36	36
Treasury stock, at cost: 1,164,847 shares at December 31, 2020 and 2019	(23,453)	(23,453)
Additional paid-in capital	184,452	181,464
Accumulated deficit	(78,016)	(72,745)

Total stockholders’ equity	83,019	85,302

Total liabilities, redeemable noncontrolling interest, and stockholders’ equity	$412,127	$418,651

 _______

(1)	See Note 21, Correction of Prior Year Error.

The accompanying notes are an integral part of these consolidated financial statements.

Playboy Enterprises, Inc.

Consolidated Statements of Stockholders’ Equity

(in thousands, except share amounts)

	Common Stock
	Shares	Amount	Treasury Stock(1)	Additional Paid-in Capital	Accumulated Deficit	Total
Balance at December 31, 2018	3,681,185	$36	$(38,455)	$189,098	$(58,859)	$91,820
Adoption of ASC 606	—	—	—	—	9,690	9,690
Retirement of treasury stock	—	—	15,002	(15,002)	—	—
Stock-based compensation expense and vesting of restricted stock units	—	—	—	7,368	—	7,368
Net loss	—	—	—	—	(23,576)	(23,576)
Balance at December 31, 2019	3,681,185	$36	$(23,453)	$181,464	$(72,745)	$85,302
Stock-based compensation expense and vesting of restricted stock units	—	—	—	2,988	—	2,988
Net loss	—	—	—	—	(5,271)	(5,271)
Balance at December 31, 2020	3,681,185	$36	$(23,453)	$184,452	$(78,016)	$83,019

______

(1)	See Note 21, Correction of Prior Year Error.

The accompanying notes are an integral part of these consolidated financial statements.

Playboy Enterprises, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2020	2019
cash flows from Operating activities
Net loss	$(5,271)	$(23,576)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	1,583	1,989
Stock-based compensation	2,988	7,368
Fair value measurement of PSARs liability	858	—
Gain from settlement of convertible promissory note	(1,454)	—
Gain from bargain purchase	—	(1,483)
Amortization of other intangible assets	675	1,104
Increase (decrease) in deferred income taxes	2,621	(438)
(Increase) decrease in licensed programming costs	5	(411)
Increase in inventory reserve	171	102
Other	142	129
Changes in operating assets and liabilities:
Receivables	(449)	2,224
Inventories	(209)	(71)
Contract assets	(330)	357
Prepaid expenses and other assets	(1,242)	(3,394)
Trademarks and trade name	(721)	(556)
Accounts payable	423	290
Payable to related party	(5)	(3,256)
Accrued salaries, wages, and employee benefits	267	(108)
Deferred revenues	3,360	22,299
Other liabilities and accrued expenses	(2,599)	2,519
Net cash provided by operating activities	813	5,088

cash flows from Investing activities
Purchases of property and equipment	(884)	(4,225)
Stock receivable	(4,445)	—
Acquisition of Yandy, LLC, net of cash acquired	—	(12,786)
Other investing activities	(141)	24
Net cash used in investing activities	(5,470)	(16,987)

cash flows from Financing activities
Net proceeds from issuance of long-term debt	—	11,760
Repayment of long-term debt	(2,315)	(5,627)
Repayment of convertible promissory note	(5,816)	—
Payment of deferred offering costs	(262)	—
Payment of financing costs	(97)	(72)
Net cash (used in) provided by financing activities	(8,490)	6,061
Net decrease in cash and cash equivalents and restricted cash	(13,147)	(5,838)
Balance, beginning of year	28,707	34,545
Balance, end of year	$15,560	$28,707

Cash and cash equivalents and restricted cash consist of:
Cash and cash equivalents	$13,430	$27,744
Restricted cash	2,130	963
Total	$15,560	$28,707

Supplemental disclosureS of cash flow information
Cash paid for income taxes	$4,896	$5,837
Cash paid for interest	$13,559	$11,831

NONCASH FINANCING ACTIVITIES
Deferred offering costs in accounts payable	$396	$—
Retirement of treasury stock(1)	$—	$15,002

_____

(1)	See Note 21, Correction of Prior Year Error.

The accompanying notes are an integral part of these consolidated financial statements.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

1.	Basis of Presentation and Summary of Significant Accounting Policies

Description of Business

Playboy Enterprises, Inc., (“PEI” or “Playboy” or the “Company”), together with its subsidiaries through which it conducts business, is a global consumer lifestyle company marketing the Playboy brand through a wide range of direct-to-consumer products, licensing initiatives, digital subscriptions and content, and location-based entertainment.

The Company has three reportable segments: Licensing, Direct-to-Consumer, and Digital Subscriptions and Content. Refer to Note 20, Segments.

Merger Agreement

On September 30, 2020, Playboy entered into an agreement and plan of merger (“Merger Agreement”), with Mountain Crest Acquisition Corp., a publicly-traded special purpose acquisition company incorporated in Delaware (“MCAC”), MCAC Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of MCAC (“Merger Sub”), and Dr. Suying Liu, the Chief Executive Officer of MCAC. Pursuant to the Merger Agreement, at the closing of the transactions contemplated thereby, Merger Sub would merge with and into Playboy (the “Merger”) with Playboy surviving the Merger as a wholly-owned subsidiary of MCAC (the “Business Combination”). Under the Merger Agreement, MCAC agreed to acquire all of the outstanding shares of Playboy common stock for approximately $381.3 million in aggregate consideration, comprising (i) 23,920,000 shares of MCAC common stock, based on a price of $10.00 per share, subject to adjustment, and (ii) the assumption of no more than $142.1 million of Playboy net debt. The Merger was subject to certain closing conditions, including stockholder approval, no material adverse effects with respect to Playboy, and MCAC capital requirements.

Playboy’s options and restricted stock units (“RSUs”) that were outstanding as of immediately prior to the closing of the Business Combination were accelerated and fully vested. Each outstanding option was assumed by MCAC and automatically converted into an option to purchase such number of shares of MCAC’s common stock equal to the product of (x) the merger consideration and (y) the option holder’s respective percentage of the merger consideration. All RSUs that were then outstanding were terminated and subsequently paid, in settlement, in shares of common stock equal to the product of (x) the merger consideration, and (y) the terminated RSU holder’s respective percentage of the merger consideration.

In connection with the execution of the Merger Agreement, Playboy, Sunlight Global Investment LLC (“Sponsor”), and Dr. Suying Liu entered into a stock purchase agreement (the “Insider Stock Purchase Agreement”). Refer to Note 7, Stock Receivable.

On February 10, 2021, the Business Combination was consummated, and MCAC (i) issued an aggregate of 20,916,812 shares of its common stock to existing stockholders of Playboy, (ii) assumed Playboy options exercisable for an aggregate of 3,560,541 shares of MCAC common stock at a weighted-average exercise price of $5.61 and (iii) assumed the obligation to issue shares in respect of terminated Playboy RSUs for an aggregate of 2,045,634 shares of MCAC common stock to be settled one year following the closing date. In addition, in connection with the consummation of the Business Combination, MCAC was renamed “PLBY Group, Inc.” Refer to Note 22, Subsequent Events.

The Business Combination will be accounted for as a reverse recapitalization whereby MCAC, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Playboy will be treated as the accounting acquirer. This determination was primarily based on Playboy having a majority of the voting power of the post-combination company, Playboy’s senior management comprising substantially all of the senior management of the post- combination company, the relative size of Playboy compared to MCAC, and Playboy’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which Playboy is issuing stock for the net assets of MCAC. The net assets of MCAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Playboy.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Basis of Presentation

The financial statements and accompanying notes were prepared in accordance with accounting principles generally accepted in the United States, (“GAAP”).

In these notes, references to the “Company,” “we,” “us,” and “our,” refer to PEI and its subsidiaries.

Prior Period Reclassifications

The Company has reclassified certain prior fiscal year amounts in the accompanying consolidated financial statements to be consistent with the current fiscal year presentation.

Principles of Consolidation

The consolidated financial statements include our accounts and all majority-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

We regularly assess these estimates, including but not limited to, valuation of the Company’s trademarks and trade name; the recoverability of editorial inventory; newsstand sales of the Company’s publications, pay-per-view and video-on-demand buys, and monthly subscriptions to the Company’s television and digital content; the adequacy of reserves associated with accounts receivable and inventory; unredeemed gift cards and store credits; and stock-based compensation expense including the determination of the fair value of our stock. We base these estimates on historical experience and on various other market-specific and relevant assumptions that we believe to be reasonable under the circumstances. Actual results could differ from these estimates and such differences could be material to the financial position and results of operations.

Business Combinations

We allocate the consideration transferred to the fair value of assets acquired and liabilities assumed based on their estimated fair values. The excess of the consideration transferred over the fair values of these identifiable assets and liabilities is recorded as goodwill. The excess of fair value of the identifiable assets and liabilities over the consideration transferred is recorded as a gain in the consolidated statement of operations. Such valuations require management to make significant estimates and assumptions. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Concentrations of Business and Credit Risk

At various times throughout the year, the Company maintained cash balances in excess of Federal Deposit Insurance Corporation insured limits. The Company has not experienced any losses in such accounts and does not believe that there is any credit risk to its cash. Concentration of credit risk with respect to accounts receivable is limited due to the wide variety of customers to whom our products are sold and/or licensed. The Company has a licensee that accounted for approximately 15% and 40% of its total net revenues for the years ended December 31, 2020 and 2019, respectively. The decrease in concentration is due to revenues from the acquisition of Yandy, LLC (“Yandy”) for the year ended December 31, 2020.

Cash Equivalents

Cash equivalents are temporary cash investments with an original maturity of three months or less at the date of purchase and are stated at cost, which approximates fair value.

Restricted Cash

At December 31, 2020 and 2019, restricted cash was primarily related to a cash collateralized letter of credit we maintained in connection with the lease of our Los Angeles headquarters.

Accounts Receivable, Net

Trade receivables are reported at their outstanding unpaid balances, less allowances for doubtful accounts. The allowances for doubtful accounts are increased by the recognition of bad debt expense and decreased by charge-offs (net of recoveries) or by reversals to income. We perform periodic evaluations of the adequacy of the allowances based on our past loss experiences and adverse situations that may affect a customer’s ability to pay. A receivable balance is written off when we deem the balance to be uncollectible. The allowance for doubtful accounts was $0.2 million and $0.3 million at December 31, 2020 and 2019, respectively.

Inventories

Inventories consist primarily of finished goods and are stated at the lower of cost (specific cost) and net realizable value. Cost is determined on a first-in, first-out basis.

Deferred Offering Costs

Legal, accounting and other costs incurred in connection with the Business Combination with MCAC are capitalized as deferred offering costs in “other noncurrent assets” on the consolidated balance sheet and will be reclassified to equity upon the closing of the Business Combination. Capitalized deferred offering costs were $0.7 million at December 31, 2020.

Licensed Programming and Digital Content Costs

The Company licenses content for programming on Playboy Television. The license costs are capitalized and reflected in “prepaid expenses and other current assets” on our consolidated balance sheets. Licensed programming costs are amortized over a two-year period, representing the estimated period of use, with 50% of the cost amortized when the program is initially aired as we typically expect more upfront viewing, and the remaining balance over two years. Amortization of licensed programming costs is recorded in “cost of sales” on our consolidated statements of operations. The Company reviews factors impacting the amortization of the licensed programming costs on an ongoing basis.

We conduct impairment testing on programming costs whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the carrying amount of the asset is not recoverable based on a forecasted- undiscounted cash flow analysis, such asset would be reduced by the estimated shortfall of fair value to recorded value. We estimate fair value using a forecasted-discounted cash flow method based in part on our financial results and our expectation of future performance.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Digital content expenditures related to the Company’s online content platforms are expensed when the content is published.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation, except for assets acquired in connection with our business combinations, which are reflected at fair value at the date of combination. Costs incurred for computer software developed or obtained for internal use are capitalized for application development activities and are immediately expensed for preliminary project activities or post-implementation activities. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets. The useful life for furniture and equipment ranges from three to ten years, and software from two to five years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the terms of the related leases. The amortization of leasehold improvements is included in depreciation expense. Repair and maintenance costs are expensed as incurred and major betterments are capitalized. Sales and retirements of property and equipment are recorded by removing the related cost and accumulated depreciation from the accounts, after which any related gains or losses are recognized.

Intangible Assets

Indefinite-lived intangible assets that are not amortized but subject to annual impairment testing consist of Playboy-branded trademarks and a trade name.

Definite-lived intangible assets include distribution agreements, photo and magazine archives, licensing agreements, and a customer list, which we recognized in connection with our business combinations. Because these assets were recognized as identifiable intangible assets in connection with our previous business combinations, the Company does not incur costs to renew or extend their terms. All of our definite-lived intangible assets are amortized using the straight-line method over their useful lives.

Impairment of Long-Lived Assets

We perform annual impairment tests on goodwill and intangible assets with indefinite lives in the fourth quarter of each fiscal year or when events occur or circumstances change that would, more likely than not, reduce the fair value of a reporting unit or an intangible asset with an indefinite life below its carrying value. We may first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If we determine it is more likely than not that the fair value of the reporting unit is greater than its carrying amount, an impairment test is unnecessary. If an impairment test is necessary, we will estimate the fair value of our related reporting unit. If the carrying value of a reporting unit exceeds its fair value, the goodwill of that reporting unit is determined to be impaired, and the Company will proceed with recording an impairment charge equal to the excess of the carrying value over the related fair value.

We perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived asset is impaired. If we determine it is more likely than not that the indefinite-lived intangible assets are not impaired, a quantitative test is not necessary. If a quantitative test is required, we will estimate the fair value of the indefinite-lived intangible assets. We recognize an impairment charge based on the excess of the carrying value over the fair value of the indefinite-lived intangible asset.

Based on our annual impairment tests, we determined there were no impairment charges to goodwill and our indefinite-lived assets to be recognized during the years ended December 31, 2020 and 2019.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

We conduct impairment testing on long-lived assets, or asset groups, including definite-lived tangible and intangible assets, when events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the carrying amount of the asset is not recoverable based on a forecasted-undiscounted cash flow analysis, such asset would be reduced by the estimated shortfall of fair value to carrying value. We estimate fair value using a forecasted-discounted cash flow method based in part on our financial results and our expectation of future performance.

Leases

We categorize leases at their inception as either operating or capital. In the ordinary course of business, we entered into noncancelable operating leases for office space. We recognize lease costs on a straight-line basis and treat lease incentives as a reduction of rent expense over the term of the agreement. The differences between cash rent payments and rent expense are recorded as deferred rent liabilities.

Treasury Stock

Treasury stock is stated at cost.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Update, (“ASU”), No. 2014-09, Revenue from Contracts with Customers, (“Topic 606”), which we adopted as of January 1, 2019 on a modified retrospective basis. We recognize revenue when we transfer promised goods or services in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. This is determined by following a five-step process which includes (1) identifying the contract with a customer, (2) identifying the performance obligations in the contract, (3) determining the transaction price, (4) allocating the transaction price, and (5) recognizing revenue when or as we satisfy a performance obligation. In applying the Topic 606 framework, the Company must apply judgment to determine the nature of the promises within a revenue contract and whether those promises represent distinct performance obligations. In determining the transaction price, the Company does not include amounts subject to uncertainties unless it is probable that there will be no significant reversal of cumulative revenue when the uncertainty is resolved. Additionally, Topic 606 provides specific guidance for revenue contracts with licenses of intellectual property, (“IP”). The Company evaluates the nature of the license as to whether it provides a right to access or right to use the IP, which then determines whether the revenue is recognized over time or at a point in time. Sales or usage-based royalties received in exchange for licenses of IP are recognized at the later of when (1) the subsequent sale or usage occurs or (2) the performance obligation to which some or all of the sales or usage-based royalty has been allocated is satisfied.

Trademark Licensing

The Company licenses trademarks under multi-year arrangements with consumer products, online gaming and location-based entertainment businesses. Typically, the initial contract term ranges between one to ten years. Renewals are separately negotiated through amendments. Under these arrangements, the Company generally receives an annual nonrefundable minimum guarantee that is recoupable against a sales-based royalty generated during the license year. Annual minimum guarantee amounts are billed quarterly, semi-annually, or annually in advance and these payments do not include a significant financing component. Earned royalties in excess of the minimum guarantee, (“Excess Royalties”), are payable quarterly. The performance obligation is a license of symbolic IP that provides the customer with a right to access the IP, which represents a stand-ready obligation that is satisfied over time. The Company recognizes revenue for the total minimum guarantee specified in the agreement on a straight-line basis over the term of the agreement and recognizes Excess Royalties only when the annual minimum guarantee is exceeded. Generally, Excess Royalties are recognized when they are earned. As the sales reports from licensees are typically not received until after the close of the reporting period, the Company follows the variable consideration framework and constraint guidance to estimate the underlying sales volume to recognize Excess Royalties based on historical experience and general economic trends. Historical adjustments to recorded estimates have not been material.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Consumer Products

The Company generates revenue from the sale of intimate and other apparel, Halloween costumes and accessories, primarily through its website and similar channels, principally as a result of its acquisition of Yandy on December 31, 2019. The Company recognizes revenue upon delivery of the purchased good to the buyer as its performance obligation, consisting of the sale of goods, is satisfied at this point in time when control is transferred. Revenue is recognized net of incentives and estimated returns. We periodically offer promotional incentives to customers, including basket promotional code discounts and other credits, that are treated as a reduction of revenue.

A portion of consumer product sales is generated through third-party sellers, who list the product on their websites. These sales are either fulfilled by the Company or through the third-party seller’s fulfillment services. The Company’s shoe sales are fulfilled through drop-ship arrangements, where the vendor will ship directly to our customers. In these arrangements, the Company is primarily responsible for fulfilling the promise to customers and generally bears the inventory risk, including risk of returned product, and typically has discretion in establishing pricing. We are the principal in these transactions, and we recognize gross revenue from product sales upon delivery of the products to end-customers. The Company recognizes the fees retained by the third-party sellers as expenses in cost of sales for inventory provided through drop-shipment arrangements.

The Company charges shipping fees to customers. Since control transfers to the customer after the shipping and handling activities, the Company accounts for these activities as fulfillment activities. All outbound shipping and handling costs are accounted for as fulfillment costs in cost of sales at the time revenue is recognized.

Magazine and Digital Subscriptions

Digital subscription revenue is derived from subscription sales of PlayboyPlus.com and Playboy.tv, which are online content platforms. Digital subscriptions represent a stand-ready obligation to provide continuous access to the platform, which is satisfied ratably over the term of the subscription. The Company receives fixed consideration shortly before the start of the subscription periods from these contracts, which are primarily sold in monthly, annual, or lifetime subscriptions. Revenues from lifetime subscriptions are recognized ratably over a five-year period, representing the estimated period during which the customer accesses the platforms. Revenues from Playboy magazine and digital subscriptions are recognized ratably over the subscription period. The Company discontinued publishing Playboy magazine in the first quarter of 2020.

TV and Cable Programming

The Company licenses its programming content to certain cable television operators and direct-to-home satellite television operators who pay royalties based on monthly subscriber counts and pay-per-view and video-on-demand buys for the right to distribute the Company’s programming under the terms of affiliation agreements. The distinct performance obligations under such affiliation agreements include (i) a continuous transmission service to deliver live linear feeds and, (ii) licenses to the Company’s functional IP that are provided over the contract term that provide the operators the right to use our content library as it exists at a point in time. For both performance obligations, the Company’s IP is the predominant or sole item to which the royalties relate. Royalties are generally collected monthly, and revenue is recognized as earned. The amount of royalties due to the Company is reported by operators based on actual subscriber and transaction levels. Such information is generally not received until after the close of the reporting period. In these cases, the Company follows the variable consideration framework and constraint guidance to estimate the number of subscribers and transactions to recognize royalty amounts based on historical experience. Historical adjustments to recorded estimates have not been material. We offer sales incentives through various programs, consisting primarily of co-op marketing. We record advertising with customers as a reduction to revenue unless we receive a distinct benefit in exchange for credits claimed by the customer and can reasonably estimate the fair value of the distinct benefit received, in which case we record it as a marketing expense.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Contract Assets and Contract Liabilities

The timing of revenue recognition may differ from the timing of invoicing to customers. The Company records a receivable when we have an unconditional right to consideration which will become due solely due to the passage of time. The Company records a contract asset when revenue is recognized prior to invoicing or payment is contingent upon transfer of control of an unsatisfied performance obligation. The Company records a contract liability (deferred revenue) when revenue is recognized subsequent to cash collection. For long-term noncancelable contracts whereby we have begun satisfying the performance obligation, the Company will record contract assets for the unbilled consideration which is contingent upon our future performance. Contract assets and contract liabilities are netted on a contract-by-contract basis.

Unredeemed Site Credits

Site credits consist of gift cards issued and credits for returned merchandise. Revenue from the issuance of site credits is recognized when the site credit is redeemed by the customer, or when the likelihood of the site credit being redeemed by the customer is remote (breakage). As of December 31, 2020, breakage is recognized for site credits that are aged at least two years.

Practical Expedients

Payment terms and conditions vary by contract type; however, the Company’s terms generally include a requirement of payment within 30 days if not paid in advance. We elected the practical expedient to not assess whether a significant financing component exists if the period between when we transfer a promised good or service to a customer and when the customer pays for that good or service is one year or less.

Additionally, the Company has applied the practical expedient to not capitalize incremental costs of obtaining a contract if the amortization would be less than 12 months.

Sales Taxes

Sales taxes collected from customers and remitted to various governmental authorities are excluded from the measurement of the transaction price and presented on a net basis in our consolidated statements of operations.

Cost of Sales

Cost of sales primarily consist of merchandise costs, warehousing, personnel and editorial content costs for Playboy magazine, websites, and Playboy Television, agency fees, branding events and paper, printing, postage and freight costs associated with Playboy magazine, fulfillment activities, and freight-in.

Selling and Administrative

Selling and administrative expenses primarily consist of rent, personnel-related costs including stock-based compensation, and contractor fees for accounting/finance, legal, human resources, information technology and other administrative functions, general marketing and promotional activities, insurance and management fees. Selling and administrative costs are expensed as incurred.

Advertising Costs

We expense advertising costs as incurred. Advertising expense was $10.4 million and $0.5 million for the years ended December 31, 2020 and 2019, respectively. The consolidation of Yandy’s operations resulted in an increase in advertising expense in 2020. The Company also has various arrangements with customers pursuant to which the Company reimburses them for a portion of their advertising costs in the form of co-op marketing which provide advertising benefits to the Company. The costs that the Company incurs for such advertising costs are recorded as a reduction of revenue.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Stock-Based Compensation

We measure compensation expense for all stock-based payment awards, including stock options and restricted stock units granted to employees, directors, and nonemployees, based on the estimated fair value of the awards on the date of grant. Compensation expense is recognized ratably in earnings, generally over the period during which the recipient is required to provide service. We adjust compensation expense based on actual forfeitures as necessary.

Our stock options vest ratably over the contractual vesting period and the fair value of our awards is estimated on the date of grant using a Black-Scholes option-pricing model. Our restricted stock units vest ratably over the contractual vesting period and the fair value of our awards is estimated on the date of grant as the underlying value of the award. Awards with graded vesting features are recognized over the requisite service period for the entire award. The determination of the grant date fair value of stock awards issued is affected by a number of variables and subjective assumptions, including (i) the fair value of our common stock, (ii) the expected common stock price volatility over the expected life of the award, (iii) the expected term of the award, (iv) risk-free interest rates, (v) the exercise price, and (vi) the expected dividend yield of our common stock.

Our phantom stock appreciation rights (“PSARs”) entitle the holder to receive cash determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Yandy’s common stock units over the base price on the final vesting date of the awards. As the PSARs are cash-settled awards, they are recorded as a liability at fair value and remeasured each reporting period until settlement at the end of their four-year vesting term. The fair value of the awards is estimated using a combination of a market approach based on guideline companies and an income approach based on discounted cash flows to determine the enterprise value of Yandy.

Foreign Currency Transactions

Transaction gains and losses that arise from foreign exchange rate fluctuations on transactions denominated in a currency other than U.S. dollars are reflected in “other, net” on our consolidated statements of operations and were immaterial for all periods presented.

Income Taxes

The Company records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. The carrying amounts of deferred tax assets are reduced by a valuation allowance if, based on available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the more-likely-than-not recognition threshold. This assessment considers, among other matters, the nature, frequency, and severity of current and cumulative losses, the duration of statutory carryforward periods, and tax planning alternatives.

The Company uses a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals and litigation processes, if any. The second step is to measure the largest amount of tax benefit as the largest amount that is more likely than not to be realized upon settlement. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company has an identified uncertain tax position of $0.6 million as of December 31, 2014, related to foreign withholding tax associated with royalty income received from a licensee. No additional uncertain tax position has been identified in 2020 and 2019.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Comprehensive Loss

Comprehensive loss consists of net loss and other gains and losses affecting stockholders’ deficit that, under GAAP, are excluded from net loss. The Company has no items of other comprehensive loss. As such, net loss equals comprehensive loss, and a consolidated statement of comprehensive loss is not required.

Net Loss Per Share

Basic net loss per share is calculated by dividing the net loss attributable to Playboy Enterprises, Inc. stockholders by the weighted-average number of shares of common stock outstanding for the period. The diluted net loss per share is computed by giving effect to all potentially dilutive securities outstanding for the period. For periods in which we report net losses, diluted net loss per share is the same as basic net loss per share because potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Recently Adopted Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board, (“FASB”), issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350) (“ASU 2017-04”), effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. ASU 2017-04 simplifies the subsequent measurement of goodwill by removing the second step of the two-step impairment test. The amendment requires an entity to perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. We adopted ASU 2017-04 on January 1, 2020, and the adoption of the standard did not have a material impact on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which eliminates certain disclosure requirements for fair value measurements for all entities, requires public entities to disclose certain new information and modifies some disclosure requirements. This standard is effective for all entities for fiscal years beginning after December 15, 2019, with early adoption permitted. We adopted ASU 2018-13 on January 1, 2020, and the adoption of the standard did not have a material impact on our consolidated financial statements.

Accounting Pronouncements Issued but Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”), which supersedes the guidance in former ASC 840, Leases. This standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less may be accounted for similar to existing guidance for operating leases today. In May 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which deferred the effective dates for non-public entities. Therefore, this standard is effective for annual reporting periods, and interim periods within those years, for public entities beginning after December 15, 2018 and for private entities beginning after December 15, 2021. Originally, a modified retrospective transition approach was required for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued guidance to permit an alternative transition method for Topic 842, which allows transition to the new lease standard by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Entities may elect to apply either approach. There are also a number of optional practical expedients that entities may elect to apply. The Company is currently assessing the impact of this standard on its consolidated financial statements. The Company expects to record a material right-of-use asset and lease liability in connection with adopting this standard as of January 1, 2022.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

In June 2016, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825 Financial Instruments, (“ASU 2019-04”), which is a new standard to replace the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company will be required to use a forward-looking expected credit loss model for accounts receivables, loans, and other financial instruments. ASU 2019-04 will be effective for interim and annual periods beginning after December 15, 2022 (January 1, 2023 for the Company). Early adoption is permitted. The Company is currently assessing the impact of this standard on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes — Simplifying the Accounting for Income Taxes (Topic 740), (“ASU 2019-12”), which simplifies income tax accounting in various areas including, but not limited to, the accounting for hybrid tax regimes, tax implications related to business combinations, and interim period accounting for enacted changes in tax law, along with some codification improvements. ASU 2019-12 is effective for interim and annual periods beginning after December 15, 2020. Early adoption is permitted. The Company is currently assessing the impact of this standard on its consolidated financial statements.

2.	Fair Value Measurement

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. We apply the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 inputs: Based on unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 inputs: Based on observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 inputs: Based on unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities, and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

For cash equivalents, receivables and certain other current assets and liabilities, the amounts reported approximate fair value due to their short-term nature. For debt, the Company believes that the amounts reported approximate fair value based upon the recent refinancing of its debt in December 2019. Refer to Note 12, Debt, for additional disclosures about the Company’s debt. The following table summarizes the fair value of the Company’s financial assets and liabilities measured at fair value on a recurring basis by level within the fair value hierarchy (in thousands):

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities:
PSARs liability	$—	$—	$858	$858
Total liabilities	$—	$—	$858	$858

The Company had no financial assets or liabilities measured at fair value on a recurring basis as of December 31, 2019.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

There were no transfers of financial instruments between Level 1, Level 2, and Level 3 during the periods presented.

The PSARs liability is remeasured to its fair value each reporting period until its settlement at the end of the four-year vesting period with changes in fair value recorded in “selling and administrative expenses” in the consolidated statement of operations. The fair value of the PSARs is based on the fair value of one unit of Yandy’s equity which was estimated using a combination of market and income approaches to determine the enterprise value, weighting each approach and applying a discount for lack of marketability. The fair value of each PSAR was estimated based on a Black-Scholes model using the fair value per unit of Yandy’s equity of $50.46 as an input as well as the following: (i) base price of $13.00; (ii) volatility of 29.30%; (iii) expected term of 3 years; and (iv) risk-free rate of 0.17%. The assumptions used to estimate the liability are based on estimates and any change in such assumptions could increase or decrease the liability by a material amount. The following table summarizes the change in the fair value of the PSARs liability for the year ended December 31, 2020 (in thousands):

December 31, 2020
Beginning balance	$—
Issuance	858
Ending balance	$858

3.	Revenue Recognition

We adopted Topic 606 using the modified retrospective method. The cumulative effect of applying the new guidance to all contracts with customers that were not completed as of January 1, 2019 was recorded as an adjustment to accumulated deficit as of the adoption date. We elected the practical expedient to aggregate the effect of all contract modifications that occurred before the adoption date. The change in revenue recognition upon adoption of Topic 606 resulted in a decrease in the accumulated deficit balance of $9.7 million on January 1, 2019.

Contract Balances

The Company’s contract assets relate to the Trademark Licensing revenue stream where arrangements are typically long-term and noncancelable. Contract assets are reclassified to accounts receivable when the right to bill becomes unconditional. The Company’s contract liabilities consist of billings or payments received in advance of revenue recognition and are recognized as revenue when transfer of control to customers has occurred. Contract assets and contract liabilities are netted on a contract-by-contract basis. Contract assets were $8.3 million and $8.0 million as of December 31, 2020 and 2019, respectively. Contract liabilities were $55.1 million and $51.6 million as of December 31, 2020 and 2019, respectively. The changes in such contract balances during the year ended December 31, 2020 primarily relate to (i) $55.8 million of revenues recognized that were included in gross contract liabilities at December 31, 2019, (ii) $4.5 million increase in contract liabilities due to cash received in advance or consideration to which we are entitled remaining in the net contract liability balance at period end, (iii) $54.7 million of contract assets reclassified into accounts receivable as the result of rights to consideration becoming unconditional and (iv) $0.3 million decrease in contract liabilities due to contract modifications.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Contract assets were $8.0 million and $8.4 million as of December 31, 2019 and January 1, 2019, respectively. Contract liabilities were $51.6 million and $28.7 million as of December 31, 2019 and January 1, 2019, respectively. The changes in such contract balances during the year ended December 31, 2019 primarily relate to (i) $47.3 million of revenues recognized that were included in gross contract liabilities at January 1, 2019, (ii) $4.3 million increase in contract liabilities due to cash received in advance and not recognized as revenue, (iii) $0.6 million increase in contract liabilities due to the acquisition of Yandy, (see Note 4, Business Combination) and (iv) $65.7 million of contract assets reclassified into accounts receivable as the result of rights to consideration becoming unconditional.

Future Performance Obligations

As of December 31, 2020, unrecognized revenue attributable to unsatisfied and partially unsatisfied performance obligations under our long-term contracts was $421.4 million of which $415.6 million relates to Trademark Licensing, $4.6 million relates to Magazine and Digital Subscriptions, and $1.2 million relates to other obligations. Unrecognized revenue of the Trademark Licensing revenue stream will be recognized over the next ten years, of which 59% will be recognized in the first five years. Unrecognized revenue of the Magazine and Digital Subscriptions revenue stream will be recognized over the next five years of which 58% will be recognized in the first year. Unrecognized revenues under contracts disclosed above do not include contracts for which variable consideration is determined based on the customer’s subsequent sale or usage.

Disaggregation of Revenue

The following table disaggregates revenue by type (in thousands):

	Year Ended December 31, 2020
	Licensing	Direct-to- Consumer	Digital Subscriptions and Content	Other	Total
Trademark Licensing	$61,142	$—	$2,420	$—	$63,562
Magazine and Digital Subscriptions	—	—	8,658	771	9,429
TV and Cable Programming	—	—	9,835	692	10,527
Consumer Products	—	64,116	—	28	64,144
Total revenues	$61,142	$64,116	$20,913	$1,491	$147,662

	Year Ended December 31, 2019
	Licensing	Direct-to- Consumer	Digital Subscriptions and Content	Other	Total
Trademark Licensing	$50,906	$—	$2,759	$—	$53,665
Magazine and Digital Subscriptions	—	—	7,549	2,821	10,370
TV and Cable Programming	—	—	12,935	377	13,312
Consumer Products	—	268	—	495	763
Total revenues	$50,906	$268	$23,243	$3,693	$78,110

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

4.	Business Combination

On December 31, 2019, the Company acquired substantially all of the assets and liabilities, excluding outstanding borrowings, of Yandy for cash consideration of $13.1 million. Yandy operates as an online retailer of women’s lingerie, costumes, swimwear and other apparel and is headquartered in Phoenix, Arizona. Yandy has curated a catalog with over 20,000 products from more than 100 brands and sells products to customers worldwide. The primary drivers for the acquisition were to leverage Yandy’s e-commerce capabilities, attractive brand positioning and customer database.

The following table sets forth the allocation of the purchase price to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Yandy (in thousands):

Tangible net assets and liabilities:
Cash	$341
Receivables, net	368
Inventories	11,428
Prepaid expenses and other current assets	212
Property and equipment, net	149
Other noncurrent assets	20
Accounts payable	(767)
Accrued salaries, wages, and employee benefits	(348)
Other current liabilities	(2,722)
Deferred revenues	(581)
Total net assets	8,100
Intangible assets:
Trade name	5,330
Customer list	1,180
Total intangible assets	6,510
Net assets acquired	14,610
Purchase consideration	13,127
Gain on bargain purchase	$1,483

The estimated fair value of the intangible assets, inventory, and deferred revenue acquired was determined by the Company’s management, which considered, among other factors, a valuation report prepared by an independent third-party valuation firm. Yandy’s inventory, consisting of finished goods, was valued based on the expected revenue that would be generated from the hypothetical sale of such inventory adjusted for costs of disposal. Trade name consists of the Yandy trade name/domain and its fair value was estimated using a relief-from-royalty method. The customer list was valued using a cost approach which estimates the costs directly linked to recreate or acquire a similar customer base. Deferred revenue, primarily representing store credits issued by Yandy, was valued using a cost approach whereby the fair value represents the sum of costs a market participant would incur to fulfill the obligation plus a profit for servicing such obligations.

The remaining net assets acquired were valued at their respective carrying amounts as of the acquisition date, as the Company believes that these amounts approximate their fair values.

The total purchase consideration was less than the fair value of the net assets acquired resulting in the recognition of a gain on bargain purchase of $1.5 million in nonoperating income on our consolidated statements of operations for the year ended December 31, 2019.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Pro Forma Financial Information (Unaudited)

The following table summarizes certain supplemental pro forma financial information of the Company for the year ended December 31, 2019 as if the acquisition of Yandy had occurred as of January 1, 2018. The unaudited pro forma financial information for the year ended December 31, 2019 reflects (i) the elimination of transaction costs of $2.5 million related to the Yandy acquisition recorded in 2019; (ii) the reduction of $2.6 million in amortization expense based on fair value adjustments to the intangible assets acquired from Yandy; (iii) the elimination of interest costs of $2.7 million associated with Yandy’s debt retired as a result of the acquisition; (iv) the reversal of the gain on bargain purchase of $1.5 million; (v) and the reversal of the impairment to goodwill of $15.8 million recorded by Yandy in 2019 as the acquisition by the Company was a bargain purchase. The unaudited pro forma financial information was prepared for comparative purposes only and is not necessarily indicative of what would have occurred had the acquisition been made at that date or of results which may occur in the future (in thousands).

	Year Ended December 31, 2019
	As Reported	Pro Forma
Net revenues	$78,110	$121,212
Net loss	$(23,576)	$(21,178)

5.	Redeemable Noncontrolling Interest

On April 13, 2015, the Company sold 25% of the membership interest in its subsidiary, After Dark LLC, to an unaffiliated third party for $1.0 million. As part of the arrangement the Company granted a put right to this party which provides the right, but not the obligation, to the third party to cause the Company to purchase all of the third party’s interest in After Dark LLC at the then fair market value. This put right can be exercised on April 13 of each year. Additionally, the put right can be exercised upon a change of control of the Company. To date, the put right has not been exercised, including in connection with the Business Combination. The Company’s controlling interest in this subsidiary requires the operations of this subsidiary to be included in the consolidated financial statements. Noncontrolling interest with redemption features, such as put options, that are not solely within our control (redeemable noncontrolling interest) are reported as mezzanine equity on the consolidated balance sheets as of December 31, 2020 and 2019, between liabilities and equity. Net income or loss of After Dark LLC is allocated to its noncontrolling member interest based on the noncontrolling member interest’s ownership percentage. Additionally, the results of operations of the subsidiary that are not attributable to the Company are shown as “net (loss) income attributable to redeemable noncontrolling interest” in the consolidated statements of operations for the years ended December 31, 2020 and 2019. There was no change in the balance of the redeemable noncontrolling interest as After Dark LLC did not generate any operating activities during 2020 and 2019.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

6.	Inventories, Net

The following table sets forth inventories, net, which are stated at the lower of cost (specific cost and first-in, first-out) and net realizable value (in thousands):

	December 31,
	2020	2019
Editorial and other pre-publication costs	$298	$322
Merchandise finished goods	11,490	11,428
Total	$11,788	$11,750

At December 31, 2020 and 2019, reserves for slow-moving and obsolete inventory related to merchandise finished goods amounted to $0.2 million and $0.2 million, respectively.

7.	Stock Receivable

In connection with the execution of the Merger Agreement, PEI, Sponsor, and Dr. Suying Liu entered into the Insider Stock Purchase Agreement, pursuant to which PEI purchased 700,000 shares of MCAC’s common stock (the “Initial Shares”) from Sponsor. Subject to the satisfaction of conditions set forth under the Merger Agreement, Sponsor was obligated to transfer the Initial Shares to PEI upon the closing of the Merger or, if the Merger Agreement was terminated, upon the consummation of any other business combination. In the event of any Compliance Failure (as defined in the Merger Agreement) that was not cured, upon PEI’s request as of the closing, or in the event the Merger Agreement was terminated, upon the consummation of any other business combination, up to $1.0 million of shares held by Dr. Liu were to be transferred to PEI (the “Balance Shares”) for out-of-pocket expenses actually and reasonably incurred by PEI in connection with the Merger. In the event that (i) the Initial Shares and/or Balance Shares are subject to contractual lock-up at the time of transfer, Dr. Liu was obligated to transfer additional shares held by the Sponsor to Playboy in accordance with the terms of the Merger Agreement, in the event that the per share price of the shares of Common Stock on the business day immediately prior to such lock-up expiration was lower than the price per share at the time of the closing or, (ii) if the Merger Agreement was terminated, upon the consummation of any other business combination such that the total aggregate value of the Initial Shares was at least $4.4 million (or, if the Balance Shares were issued, at least $5.4 million). As of December 31, 2020, Playboy paid a nonrefundable $4.4 million prepayment, representing the purchase price of the 700,000 Initial Shares, at a price of $6.35 per share. This payment is included as a current asset in the accompanying consolidated balance sheets. In February 2021, the Initial Shares were transferred to PEI upon the closing of the Merger and reclassified from “stock receivable” to “treasury stock” as part of the recapitalization.

8.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	December 31,
	2020	2019
Prepaid foreign withholding taxes	$2,207	$1,863
Prepaid agency fees and commissions	2,408	1,702
Contract assets, current portion	1,173	611
Licensed programming costs	497	502
Other	2,537	2,546
Total	$8,822	$7,224

As of December 31, 2020, the unamortized balance of the licensed programming costs will be recognized over two years. The Company recognized amortization expense of $0.4 million and $0.4 million for the years ended December 31, 2020 and 2019, respectively.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

9.	Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	December 31,
	2020	2019
Furniture and fixtures	$7,211	$6,994
Leasehold improvements	3,543	3,031
Total property and equipment, gross	10,754	10,025
Less: accumulated depreciation	(5,551)	(4,093)
Total	$5,203	$5,932

The aggregate depreciation expense related to property and equipment, net was $1.6 million and $2.0 million for the years ended December 31, 2020 and 2019, respectively.

10.	Trademarks, Trade Name, and Other Intangible Assets

Trademarks and Trade Name

Our indefinite-lived intangible assets that are not amortized but subject to annual impairment testing consist of $331.4 million and $330.6 million of Playboy-branded trademarks and $5.3 million and $5.3 million of an acquired trade name as of December 31, 2020 and 2019, respectively.

Capitalized trademark costs include costs associated with the acquisition, registration and/or renewal of our trademarks. We expense certain costs associated with the defense of our trademarks. Registration and renewal costs of $0.7 million and $0.6 million were capitalized during the years ended December 31, 2020 and 2019, respectively. The weighted average period prior to the next renewal or extension of such trademarks is 9.6 years as of December 31, 2020.

Other Intangible Assets

Other intangible assets include distribution agreements, photo and magazine archives, licensing agreements, and a customer list, which we recognized in connection with our business combinations.

The following table sets forth amortizable other intangible assets, net (in thousands):

	Weighted- Average Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
December 31, 2020
Distribution agreements	15	$3,720	$(2,438)	$1,282
Photo and magazine archives	10	2,000	(1,967)	33
Licensing agreements	9	5,913	(5,913)	—
Customer list	10	1,180	(118)	1,062
Total		$12,813	$(10,436)	$2,377

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

	Weighted- Average Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
December 31, 2019
Distribution agreements	15	$3,720	$(2,191)	$1,529
Photo and magazine archives	10	2,000	(1,767)	233
Licensing agreements	9	5,913	(5,803)	110
Customer list	10	1,180	—	1,180
Total		$12,813	$(9,761)	$3,052

The aggregate amortization expense for definite-lived intangible assets was $0.7 million and $1.1 million for the years ended December 31, 2020 and 2019, respectively.

The following table sets forth the aggregate amortization expense for definite-lived intangible assets as of December 31, 2020 (in thousands):

2021	$399
2022	366
2023	366
2024	366
2025	366
Thereafter	514
Total	$2,377

11.	Other Current Liabilities and Accrued Expenses

Other current liabilities and accrued expenses consist of the following (in thousands):

	December 31,
	2020	2019
Accrued interest	$3,991	$4,207
Accrued agency fees and commissions	5,950	5,821
Accrued legal settlements	—	5,825
Other	8,615	6,290
Total	$18,556	$22,143

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

12.	Debt

The following table sets forth debt (in thousands):

	December 31,
	2020	2019
Term loan, due 2023 (as amended)	$159,058	$161,373
Convertible promissory notes	6,230	13,500
Total debt	165,288	174,873
Less: unamortized debt issuance costs	(358)	(381)
Total debt, net of unamortized debt issuance costs	164,930	174,492
Less: current portion of long-term debt	(10,700)	(16,682)
Total debt, net of current portion	$154,230	$157,810

Term Loan

In June 2014, we borrowed $150.0 million under a four-and-one-half-year term loan maturing on December 31, 2018, at an effective rate of 7.0% from DBD Credit Funding LLC pursuant to a credit agreement (the “Credit Agreement”). Our debt bore interest at a rate per annum equal to the Eurodollar Rate for the interest period in effect plus the applicable margin in effect from time to time. The Eurodollar Rate is the greater of (a) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the administrative agent divided by 1 minus the statutory reserves (if any) and (b) 1.25% per annum. From 2016 and 2018, the term loan was amended multiple times to increase the commitment amount, extend the maturity date, set up a debt reserve account and excess cash account, and to revise the quarterly principal payments and applicable margin rates, among other amendments. In December 2018, the term loan was amended again to extend the maturity date to December 31, 2023, to borrow additional amounts, to change the frequency of principal payments from monthly to quarterly, and to update the definition of the Eurodollar Rate. This amendment resulted in the application of extinguishment accounting. The prior amendments were assessed and were accounted for as modifications rather than extinguishments.

In March 2019, the term loan was amended to adjust the excess cash flow payments commencing with the first Settlement Date (as defined in the Credit Agreement) for the period ending March 31, 2019 and for each Settlement Date thereafter, among other amendments.

In December 2019, the term loan was amended to borrow an additional $12.0 million, to establish new quarterly principal payment amounts and to revise applicable margin rates, among other amendments. The Company analyzed the amendment to determine whether it was an extinguishment or a modification of the term loan and concluded that it was a modification. We incurred additional financing costs of $0.3 million related to this amendment that were capitalized. Under the amended agreement, the applicable margin for the term loan ranges from 6.00% to 7.75%. The applicable margin rate for our loan as of December 31, 2019 was 6.25%.

In March 2020, the term loan was amended to establish new quarterly principal payment amounts among other amendments. The amendment was assessed and was accounted for as a modification. We incurred additional financing costs of $0.1 million related to this amendment that were capitalized.

Original issue discounts and deferred financing costs were incurred in connection with the issuance of the Company’s debt. Costs incurred in connection with debt are capitalized and offset against the carrying amount of the related indebtedness. These costs are amortized over the term of the related indebtedness and are included in “interest expense” in the consolidated statements of operations. Amortization expense related to deferred financing costs was immaterial for the years ended December 31, 2020 and 2019. Interest expense related to the Company’s debt was $13.5 million and $14.2 million for the years ended December 31, 2020 and 2019, respectively. The stated interest rate as of December 31, 2020 and 2019 was 8.25% and 8.35%, respectively.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

The terms of the Credit Agreement limit or prohibit, among other things, our ability to: incur liens, incur additional indebtedness, make investments, transfer, sell or acquire assets, pay dividends and change the business we conduct. DBD Credit Funding LLC has a lien on all our assets as stated in the Credit Agreement.

The following table sets forth maturities of the principal amount of the Company’s term loan as of December 31, 2020 (in thousands):

2021	$4,592
2022	3,758
2023	150,708
Total	$159,058

Convertible Promissory Notes – Creative Artists Agency–Global Brands Group LLP

In August 2018, a convertible promissory note was issued to CAA Brand Management, LLC, (“CAA”), for $2.7 million and a convertible promissory note was issued to GBG International Holding Company Limited, (“GBG”), for $7.3 million. These notes were noninterest bearing and were convertible into shares of the Company’s common stock no later than December 31, 2020. As described further below, the terms of these notes were subject to negotiation in December 2020, and the CBG note was settled in December 2020 and the CAA note was settled in January 2021.

These notes were to automatically convert into shares of common stock upon the closing of an additional equity financing resulting in gross proceeds to the Company of not less than $5.0 million (excluding the aggregate amount of the notes). If the Company received gross proceeds of less than $5.0 million (excluding the aggregate amount of the notes), CAA and GBG could have elected to convert each note into shares of common stock. Upon a change in control before the conversion of the notes, CAA and GBG had the option to convert the outstanding amounts on the notes into shares of common stock or terminate the notes in exchange for new promissory notes issued by the Company. If the notes were still outstanding at the maturity date, each note would have automatically converted into shares of common stock. The number of shares issued upon conversion were to equal the outstanding amount under each note divided by the applicable conversion price (rounded down to the nearest whole share). The applicable conversion price under an additional equity financing was to be equal to the price per share of common stock being paid by independent third-party investors in an arm’s length additional equity financing. The applicable conversion price at maturity was to be equal to the fair market value per share of common stock as of the maturity date as determined by an appraiser. The applicable conversion price under a change of control, if it involved the sale of common stock, was to be the price per share of common stock paid by the third party in such a transaction, and under any other change of control was to be an amount equal to the fair market value per share of common stock immediately prior to the change of control.

In December 2020, the Company settled the outstanding GBG note at a 20% discount for $5.8 million, resulting in a gain on extinguishment of $1.5 million. In January 2021, the outstanding note with CAA converted into 51,857 shares of the Company’s common stock (see Note 22, Subsequent Events).

Convertible Promissory Note – United Talent Agency, LLC

In March 2018, the Company issued a convertible promissory note to United Talent Agency, LLC, (“UTA”), for $2.0 million. In June 2018, the Company issued a second convertible promissory note to UTA for $1.5 million. These notes were noninterest bearing and were to be convertible into shares of the Company’s common stock no later than December 31, 2020.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

These notes were to automatically convert into shares of common stock upon the closing of an additional equity financing resulting in gross proceeds to the Company of not less than $5.0 million (excluding the aggregate amount of the notes). If the Company received gross proceeds of less than $5.0 million (excluding the aggregate amount of the notes), UTA could have elected to convert each note into shares of common stock. If the notes were still outstanding at the maturity date, each note would have automatically converted into shares of common stock. The number of shares issued upon conversion was to be equal to the outstanding amount under each note divided by the applicable conversion price (rounded down to the nearest whole share). The applicable conversion price under an additional equity financing was to be equal to the price per share of common stock being paid by investors of such additional equity financing. The applicable conversion price at maturity was to be equal to the fair market value per share of common stock as of the maturity date.

In January 2021, the settlement terms of the notes were amended to extend the term to the one-month anniversary of the termination or expiration of the Merger Agreement. Upon the consummation of the Merger, the notes were to be repaid in cash at a 20% discount subsequent to the closing of the Merger. In February 2021, the outstanding convertible note with UTA was settled for $2.8 million resulting in a gain on extinguishment of $0.7 million (see Note 22, Subsequent Events).

13.	Stockholders’ Equity

Common Stock

The holders of the Company’s common stock have one vote for each share of common stock. Common stockholders are entitled to dividends when, as, and if declared by the Company’s Board of Directors (the “Board of Directors”). As of December 31, 2020, no dividends had been declared by the Board of Directors.

Common stock reserved for future issuance consists of the following:

	December 31,
	2020	2019
Shares available for grant under stock option plan	294,021	401,353
Options issued and outstanding under stock option plan	463,062	404,172
Unvested restricted stock units	56,036	87,455
Vested restricted stock units not issued	309,050	229,189
Convertible promissory note payable to CAA	51,857	—
Total common stock reserved for future issuance	1,174,026	1,122,169

Treasury Stock

The Company held 1,164,847 shares of treasury stock as of December 31, 2020 and 2019. Treasury stock shares can be used by the Company to settle outstanding equity awards and convertible notes.

14.	Stock-Based Compensation

In June 2018, the Company adopted its 2018 Equity Incentive Plan (“2018 Plan”), under which 1,122,169 of Playboy’s common shares were originally reserved for issuance. Playboy’s employees, directors, officers, and consultants are eligible to receive nonqualified and incentive stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other share awards under the 2018 Plan. There were 294,021 and 401,353 shares available for grant under the 2018 Plan at December 31, 2020 and 2019, respectively.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Stock Option Activity

A summary of the stock option activity under the 2018 Plan is as follows:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Balance – December 31, 2019	404,172	$18.73	9.3	$3,795
Granted	66,095	35.88
Forfeited	(7,205)	18.73
Balance – December 31, 2020	463,062	$21.18	8.5	$13,791
Exercisable – December 31, 2020	309,116	$18.97	8.3	$9,889

The aggregate intrinsic value is calculated as the difference between the exercise price of all outstanding and exercisable stock options and the fair value of the Company’s common stock at December 31, 2020. There were no options exercised during the years ended December 31, 2020 and 2019.

The grant date fair value of options that vested during the years ended December 31, 2020 and 2019 was $1.1 million and $2.1 million, respectively. The options granted during the years ended December 31, 2020 and 2019 had a weighted-average fair value of $18.03 and $10.28 per share, respectively, at the grant date.

Restricted Stock Units

A summary of restricted stock unit activity under the 2018 Plan is as follows:

	Number of Awards	Weighted- Average Grant Date Fair Value per Share
Unvested and outstanding balance at December 31, 2019	87,455	$22.09
Granted	44,437	29.86
Vested	(75,856)	25.18
Forfeited	—	—
Unvested and outstanding balance at December 31, 2020	56,036	$24.07

The total fair value of restricted stock units that vested during the years ended December 31, 2020 and 2019 was approximately $1.9 million and $5.1 million, respectively. Such restricted stock units remained unissued at December 31, 2020 and are excluded from outstanding shares of common stock.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Stock Options Granted

To determine the value of stock option awards for stock-based compensation purposes, the Company uses the Black-Scholes option-pricing model and the assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment.

Fair value of common stock – The fair value of our shares of common stock underlying the awards has historically been determined by the Board of Directors with input from management and contemporaneous third-party valuations, as there was no public market for our common stock. The Board of Directors determines the fair value of the common stock by considering a number of objective and subjective factors including: the valuation of comparable companies, our operating and financial performance, the lack of liquidity of our common stock, transactions in our common stock, and general and industry specific economic outlook, among other factors.

Expected term – For employee awards granted at-the-money, we estimate the expected term based on the simplified method, which is the midpoint between the vesting date and the end of the contractual term for each award since our historical share option exercise experience does not provide a reasonable basis upon which to estimate the expected term. For nonemployee awards and employee awards granted out-of-the-money, our best estimate of the expected term is the contractual term of the award.

Volatility – We derive the volatility from the average historical stock volatilities of several peer public companies over a period equivalent to the expected term of the awards. We selected companies with comparable characteristics to us, including enterprise value, risk profiles, and position within the industry and with historical share price information sufficient to meet the expected term of the stock options.

Risk-free interest rate – The risk-free interest rate is based on the United States Treasury yield curve in effect at the time of grant, the term of which is consistent with the expected life of the award.

Dividend yield – We have never paid dividends on our common stock and have no plans to pay dividends on our common stock. Therefore, we used an expected dividend yield of zero.

The Company estimated the fair value of each option on the date of grant using the Black-Scholes option-pricing model applying the weighted-average assumptions in the following table:

	Year Ended December 31,
	2020	2019
Fair value of common stock	$28.12 – $48.66	$22.09 - $23.34
Expected term, in years	5 – 6.06	4.94 - 6.07
Expected volatility	40% - 50%	41%
Risk-free interest rate	0.39% - 1.46%	1.70% - 2.39%
Expected dividend yield	0%	0%

Stock-Based Compensation Expense

Stock-based compensation expense under the Company’s 2018 Plan was as follows (in thousands):

	Year Ended December 31,
	2020	2019
Cost of sales	$10	$18
Selling and administrative expenses	2,978	7,350
Total	$2,988	$7,368

At December 31, 2020, total unrecognized compensation expense related to unvested stock option awards was $2.1 million and is expected to be recognized over the remaining weighted-average service period of 1.6 years. At December 31, 2020, total unrecognized compensation expense related to unvested restricted stock unit awards was $1.3 million and is expected to be recognized over the remaining weighted-average service period of 0.7 years.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Phantom Stock Appreciation Rights

In September 2020, the Company established the Yandy Phantom Stock Appreciation Rights Plan (“PSAR Plan”) whereby PSARs are granted to certain executives. PSARs granted under the plan are non-assignable and are cash-settled based on the fair value of a common stock unit of Yandy on a minority, non-marketable basis, on the four-year anniversary of the vesting commencement date. The Company granted 91,500 PSARs during 2020 which vest over a four-year period, commencing on December 31, 2019, with a one-year cliff and monthly vesting thereafter. The liability associated with the PSARs is remeasured at the end of each reporting period and is recorded within “other noncurrent liabilities” on our consolidated balance sheets at its fair value of $0.9 million as of December 31, 2020.

15.	Accrued Salaries, Wages, and Employee Benefits

Our Employee Investment Savings Plan is a defined-contribution plan consisting of two components: a 401(k) plan and a profit-sharing plan. Eligible employees may participate in our 401(k) plan upon their date of hire. The 401(k) plan offers several mutual fund investment options. The purchase of our stock has never been an option. We make matching contributions to the 401(k) plan based on each participating employee’s contributions and eligible compensation. The matching contribution expense related to this plan was $0.6 million and $0.5 million for the years ended December 31, 2020 and 2019, respectively.

The profit-sharing plan covers all employees who have completed 12 months of service or at least 1,000 hours. Our discretionary contribution to the profit-sharing plan is distributed to each eligible employee’s account in an amount equal to the ratio of each eligible employee’s compensation, subject to Internal Revenue Service limitations, to the total compensation paid to all such employees. We did not make any contributions to the plan during the years ended December 31, 2020 and 2019.

We currently maintain a policy of paying a separation allowance, which is not funded, under our salary continuation policy to employees with at least five years of continuous service who voluntarily terminate employment with us and are at age 60 or thereafter. In 2012, such policy was modified, limiting the number of employees eligible for this benefit to those employed as of December 31, 2012, as defined. Payments under this policy were approximately $0.1 million for the year ended December 31, 2019. No payments were made for the year ended December 31,2020. There were no adjustments to plan reserves during the year ended December 31, 2020 and 2019. At December 31, 2020 and 2019, there were no obligations due. Obligations related to this policy are reflected in “accrued salaries, wages, and employee benefits” on our consolidated balance sheets. There are no future benefit payments related to this policy.

The Company has incurred severance costs stemming from reducing its headcount as the business has shifted from primarily a print and digital media business, generating advertising and sponsorship revenues, to primarily a commerce business marketing consumer products. The costs incurred in 2019 resulted from the reorganization of the television and digital subscription business as an overall right-sizing and consolidation of those activities. The costs incurred in 2020 resulted from the closure of Playboy magazine and reduction in content creation and its various support functions, additional headcount reductions in the television business, and the reorganization of marketing to increasingly focus on e-commerce revenue generation. The Company recorded severance costs of $0.6 million and $0.3 million as of December 31, 2020 and 2019, respectively, in “accrued salaries, wages, and employee benefits” and $0.1 million in “other noncurrent liabilities” as of December 31, 2020.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Severance costs in the consolidated statements of operations were as follows (in thousands):

	Year Ended December 31, 2020
	Licensing	Direct-to- Consumer	Digital Subscriptions and Content	Other	Corporate	Total
Cost of sales	$48	$16	$710	$248	$153	$1,175
Selling and administrative expenses	76	—	—	130	463	669
Total severance costs	$124	$16	$710	$378	$616	$1,844

	Year Ended December 31, 2019
	Licensing	Direct-to- Consumer	Digital Subscriptions and Content	Corporate	Total
Cost of sales	$—	$—	$204	$—	$204
Selling and administrative expenses	59	681	108	132	980
Total severance costs	$59	$681	$312	$132	$1,184

16.	Commitments and Contingencies

Leases

Our principal lease commitments are for office space and operations under several noncancelable operating leases with contractual terms expiring from 2020 to 2027. Some of these leases contain renewal options and rent escalations.

In 2019, the Company entered into an agreement to lease space for its corporate headquarters in Los Angeles, which it occupied under a sublease with a third party. The new lease commenced in July 2020 upon the expiration of the sublease and is for a term of approximately seven years. The Company has $2.0 million and $0.9 million in cash collateralized letters of credit related to the lease and sublease as of December 31, 2020 and 2019, respectively.

Yandy’s operating lease for warehousing and office space in Phoenix, Arizona expired in February 2021, following an extension of the original December 2020 expiration. On August 26, 2020, the Company entered into a non-cancellable operating lease for 51,962 square feet of warehousing and office space in Phoenix, Arizona for Yandy’s operations. The lease commenced on February 1, 2021 and expires on May 31, 2031, with an option to renew for an additional five or 10 years at market rates. Rent, which commences in June 2021, is payable monthly and is subject to annual increases of 3% for a total lease commitment of $4.1 million.

In 2017, we vacated our New York office space and entered into an agreement to sublease the space for a period approximating the remaining term of our lease. This lease expires in 2024.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

The following table sets forth rent expense, net (in thousands):

	Year Ended December 31,
	2020	2019
Rent expense	$3,083	$3,557
Sublease income	(280)	(274)
Total	$2,803	$3,283

There was no contingent rent expense for the years ended December 31, 2020 and 2019.

The following table sets forth the future minimum lease commitments and future sublease income as of December 31, 2020, under operating leases with initial or remaining noncancelable terms in excess of one year (in thousands):

Years ending December 31:	Minimum Lease Commitments	Sublease Income
2021	$3,433	$(288)
2022	3,451	(313)
2023	3,564	(322)
2024	3,828	(246)
2025	3,588	—
Thereafter	7,553	—
Total	$25,417	$(1,169)

Legal Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues a liability for such matters when it is probable that future expenditures will be made and that such expenditures can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount.

In January 2019, a class action suit was initiated against the Company on behalf of a group of Michigan Playboy magazine subscribers, where the subscribers sued after their personal details were disclosed in violation of the Michigan Preservation of Personal Privacy Act. The parties entered into a Settlement Agreement which was approved, and the court entered a final judgement on August 19, 2020 in the amount of $3.9 million to be paid by the Company. The amount was accrued by the Company as of December 31, 2019 and was paid in September 2020.

On April 1, 2019, a former employee, through counsel, delivered to the Company a letter which set forth various potential claims against the Company related to the individual’s former employment with the Company. A settlement was reached in October 2020 in the amount of $2.6 million. The Company has employment practices liability insurance for such claims which is capped at $2.5 million. The Company paid $0.4 million in November 2020, representing the amount of the settlement not covered by the employment practices liability insurance and had a $0.3 million receivable from the insurance provider as of December 31, 2020.

On May 21, 2019, Michael Whalen, as Trustee for the Hugh M. Hefner 1991 Trust, (the “Trust”), initiated an arbitration against the Company asserting that the Company had breached that certain License Agreement between Hugh M. Hefner (“Mr. Hefner”) and the Company dated on or about March 4, 2011, wherein Mr. Hefner licensed his image, signature, voice, likeness and other elements of his persona and identity to the Company. The Trust has also asserted statutory claims against the Company for the alleged violation of Mr. Hefner’s right of publicity. The parties entered into a Settlement Agreement, dated August 21, 2020, pursuant to which the Company paid to the Trust $1.8 million to settle this matter in September 2020. The amount was accrued by the Company as of December 31, 2019.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

The Company may periodically be involved in other legal proceedings arising in the ordinary course of business. These matters are not expected to have a material adverse effect on the Company’s consolidated financial statements.

COVID-19

In March 2020, the coronavirus, COVID-19, was declared a pandemic by the World Health Organization. The COVID-19 pandemic is disrupting supply chains and affecting production and sales across a range of industries. As a result, the Company announced its plan to discontinue its print version of Playboy magazine. As of the date of these consolidated financial statements, the Company has not suffered any other significant adverse consequences as a result of the COVID-19 pandemic, but the extent of the impact of COVID-19 on the Company’s future operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on employees and vendors all of which are uncertain and cannot be predicted. As of the date of these consolidated financial statements, the extent to which COVID-19 may impact the Company’s future financial condition or results of operations is uncertain.

17.	Income Taxes

The following table sets forth income tax expense (benefit) (in thousands):

	Year Ended December 31,
	2020	2019
Current income tax provision:
Federal	$—	$—
State	237	1
Foreign	4,422	5,495
Total current income tax provision	4,659	5,496

Deferred income tax provision (benefit):
Federal	(567)	570
State	2,980	(1,216)
Foreign	—	—
Total deferred income tax provision (benefit)	2,413	(646)
Total	$7,072	$4,850

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

The following table sets forth a reconciliation from the U.S. statutory federal income tax rate to the effective income tax rate:

	Year ended December 31,
	2020	2019
Federal income tax rate	21.0%	21.0%
State income tax, net of federal benefit	10.1	1.3
Foreign withholding taxes, net of credits(1)	189.9	(24.1)
Transaction costs	29.5	—
Change in the statutory rate	96.3	4.5
Change in valuation allowance	(80.8)	(1.8)
Adjustment to deferred taxes(2)	125.4	(25.1)
Other	1.3	(1.9)
Effective rate	392.7%	(26.1)%

(1)	Foreign withholding taxes, net of credits relate to foreign tax withholdings on royalties received from various foreign jurisdictions.

(2)	The 2020 adjustment to deferred taxes relates to expired foreign tax credits and state net loss operating carryforwards written off during the year. The 2019 adjustment to deferred taxes relates to expired foreign tax credits written off during the year.

On March 18, 2020, the Families First Coronavirus Response Act (“FFCR Act”), and on March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) were each enacted in response to the COVID-19 pandemic. The FFCR Act and the CARES Act contain numerous income tax provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The FFCR Act and CARES Act did not have a material impact on the Company’s consolidated financial statements as of December 31, 2020.

On June 29, 2020, Assembly Bill 85 (“A.B. 85”) was signed into California law. A.B. 85 provides for a three-year suspension of the use of net operating losses for medium and large businesses and a three-year cap on the use of business incentive tax credits to offset no more than $5.0 million of tax per year. A.B. 85 suspends the use of net operating losses for taxable years 2020, 2021 and 2022 for certain taxpayers with taxable income of $1.0 million or more. The carryover period for any net operating losses that are suspended under this provision will be extended. A.B. 85 also requires that business incentive tax credits including carryovers may not reduce the applicable tax by more than $5.0 million for taxable years 2020, 2021 and 2022. Due to A.B.85, the Company was not able to offset its California taxable income with its net operating losses during the current year.

In general, if the Company experiences a greater than 50 percentage point aggregate change in ownership of certain stockholders over a three-year period, utilization of its pre-change net operating loss (“NOL”) carryforwards is subject to an annual limitation under Section 382 and 383 of the Internal Revenue Code of 1986, as amended, and similar state laws. The annual limitation generally is determined by multiplying the value of the Company’s stock at the time of such ownership change, subject to certain adjustments, by the applicable long-term tax-exempt rate. The annual limitation may result in the expiration of NOL carryforwards before utilization and may be material. The Company completed an analysis on its pre-2011 NOLs but has not completed an analysis to determine whether its NOLs generated between 2011 through 2018 are likely to be limited by Section 382 and 383. The Company anticipates that an ownership change as defined under Section 382 may have occurred during this period and that the resulting limitation could significantly reduce the Company’s ability to utilize its NOL carryforwards before they expire. Additionally, future ownership changes under Section 382 and 383 may also limit the Company’s ability to fully utilize any remaining tax benefits. The Company’s deferred tax assets have been offset by a valuation allowance. Therefore, any resulting reduction to the Company’s NOL carryforwards once the analysis is complete will be offset by a corresponding reduction of the valuation allowance and there would be no impact on the Company’s balance sheet, statement of operations, or cash flows.

Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to apply in the years in which the temporary differences are expected to reverse.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

The following table sets forth the significant components of deferred tax assets and liabilities (in thousands):

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$45,113	$46,477
Tax credit carryforwards	2,805	4,566
Deferred revenue	1,312	520
Stock compensation	2,557	1,628
Other deductible temporary differences	16,398	16,582
Total deferred tax assets	68,185	69,773
Less valuation allowance	(67,444)	(68,899)
Deferred tax assets	741	874
Deferred tax liabilities:
Fixed assets	219	171
Intangible assets	(75,757)	(73,225)
Other deductible temporary differences	(112)	(108)
Total deferred tax liabilities	(75,650)	(73,162)
Deferred tax liabilities, net	$(74,909)	$(72,288)

A valuation allowance is recorded to reduce deferred tax assets to the amount that is more likely than not to be realized based on an assessment of positive and negative evidence. The Company has a valuation allowance against its deferred tax assets as of December 31, 2020 as it is more likely than not that we will not realize a benefit from these assets in a future period. The Company also maintains a deferred tax liability for indefinite life intangible assets that cannot be used as a source of income for non-indefinite lived deferred tax assets, resulting in a net deferred tax liability as of December 31, 2020. As of December 31, 2020, the Company’s valuation allowance decreased by $1.5 million from $68.9 million to $67.4 million primarily due to the write off of foreign tax credit deferred tax assets that expired unutilized in 2020.

At December 31, 2020, we had federal NOLs of $180.2 million expiring between 2027 and 2038, state and local NOLs of $99.3 million expiring between 2021 and 2038, and no foreign NOLs. In addition, we had foreign tax credit carryforwards of $2.8 million that will expire by the end of 2021.

At both December 31, 2020 and 2019, we had unrecognized tax benefits of $0.6 million, of which $0.6 million would be included in the effective tax rate if it was recognized in a subsequent period. We do not expect the December 31, 2020 amount to change significantly over the next 12 months. Our continuing practice is to recognize interest and penalties related to income tax matters in income tax expense.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Unrecognized tax benefits (in thousands):

	Fiscal Years Ended December 31,
	2020	2019
Balance at the beginning of the year	$610	$8,610
Increase (decrease) for positions taken in the prior year	—	—
Increase (decrease) for positions taken in the current year	—	—
Decrease related to settlements with taxing authorities	—	—
Decrease from lapse in statute of limitations	—	(8,000)
Balance at the end of the year	$610	$610

The statute of limitations for tax years 2016 and forward remains open to examination by the major U.S. taxing jurisdictions to which we are subject. In addition, due to the NOL carryforward position, tax authorities continue to have the ability to adjust the amount of our carryforward.

18.	Net Loss Per Share

The following outstanding potentially dilutive shares have been excluded from the calculation of diluted net loss per share due to their anti-dilutive effect:

	Year Ended December 31,
	2020	2019
Stock options to purchase common stock	463,062	404,172
Unvested restricted stock units	56,036	87,455
Convertible promissory notes	122,253	480,085
Total	641,351	971,712

19.	Related Party Transactions

During 2011, the Company entered into a management agreement with an affiliate of one of its stockholders for management and consulting services. Based on the terms of this agreement, management fees are $1.0 million per calendar year. The Company recorded management fees of $1.0 million for each of the years ended December 31, 2020 and 2019. There were no amounts due to or due from this affiliate as of December 31, 2020. There was approximately $5,000 due to this affiliate and no amounts due from this affiliate as of December 31, 2019. The Company terminated this agreement in the first quarter of 2021 upon consummation of the Merger.

20.	Segments

The Company has three reportable segments: Licensing, Direct-to-Consumer, and Digital Subscriptions and Content. The Licensing segment derives revenue from trademark licenses for third-party consumer products and location-based entertainment businesses. The Direct-to-Consumer segment derives revenue from sales of consumer products sold through third-party retailers or online direct-to-customer. The Digital Subscriptions and Content segment derives revenue from the subscription of Playboy programming that is distributed through various channels, including websites and domestic and international television, and from trademark licenses for online gaming.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Segment information is presented in the same manner that the Company’s chief operating decision maker, (“CODM”), reviews the operating results in assessing performance and allocating resources. Total asset information is not included in the tables below as it is not provided to and reviewed by the Company’s CODM. The “All Other” line items in the tables below are primarily attributable to Playboy magazine and brand marketing and these segments do not meet the quantitative threshold for determining reportable segments. The Company discontinued publishing Playboy magazine in the first quarter of 2020. The “Corporate” line item in the tables below includes certain operating expenses that are not allocated to the reporting segments presented to the Company’s CODM. These expenses include legal, human resources, accounting/finance, information technology, facilities and the Chief Executive Officer. The accounting policies of the reportable segments are the same as those described in Note 1, Basis of Presentation and Summary of Significant Accounting Policies.

The following table sets forth financial information by reportable segment (in thousands):

	Year Ended December 31,
	2020	2019
Net revenues:
Licensing	$61,142	$50,906
Direct-to-Consumer	64,116	268
Digital Subscriptions and Content	20,913	23,243
All Other	1,491	3,693
Total	$147,662	$78,110
Operating income (loss):
Licensing	$44,466	$35,086
Direct-to-Consumer	(752)	(2,955)
Digital Subscriptions and Content	9,478	9,084
Corporate	(38,462)	(39,580)
All Other	(1,118)	(7,671)
Total	$13,612	$(6,036)
Depreciation and amortization:
Licensing	$(606)	$(1,295)
Direct-to-Consumer	(402)	(347)
Digital Subscriptions and Content	(240)	(365)
Corporate	(808)	(885)
All Other	(202)	(201)
Total	$(2,258)	$(3,093)

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Geographic Information

Revenue by geography is based on where the customer is located. The following table sets forth net revenues by geographic area (in thousands):

	Year Ended December 31,
	2020	2019
China	$39,236	$31,362
United States	76,426	18,194
Other	32,000	28,554
Total	$147,662	$78,110

21.	Correction of Prior Year Error

During the preparation of its consolidated financial statements for the year ended December 31, 2020, the Company noted that the number of authorized shares on the face of its consolidated balance sheet as of December 31, 2019 was improperly stated at 10,000,000 shares and was not revised to reflect the reduction of 5,000,000 shares per the Company’s Third Amended and Restated Certificate of Incorporation and the amendment thereto as filed with the State of Delaware on February 28, 2019. Additionally, the consolidated financial statements as of and for the year ended December 31, 2019 did not reflect the retirement of 800,961 treasury shares. The Company evaluated the error in accordance with Staff Accounting Bulletin No. 99, Materiality, and based upon quantitative and qualitative factors, determined that the error was not material to the previously issued annual and interim financial statements and disclosures included in previously filed proxy and registration statements, as the error was a reclassification between two equity accounts and did not change total stockholders’ equity. The Company has revised its prior period financial statements to correct the number of authorized shares and to reclassify $15.0 million, representing the cost basis of the treasury shares retired, from “treasury stock” to “additional paid-in capital” on the 2019 consolidated balance sheet. Additionally, the statement of stockholders’ equity has been revised to reflect the retirement of the treasury shares during the year ended December 31, 2019 and retirement of the treasury shares has been included as a noncash financing activity in the consolidated statement of cash flows for the year ended December 31, 2019.

22.	Subsequent Events

We have evaluated subsequent events from the balance sheet date through the date the consolidated financial statements were issued.

Convertible Promissory Notes

In January 2021, the outstanding convertible promissory note with CAA converted into 51,857 shares of the Company’s common stock. Additionally, the settlement terms of the outstanding notes with UTA were amended to extend the term to the one-month anniversary of the termination or expiration of the Merger Agreement. In connection with the consummation of the Merger, the notes will be repaid in cash at a 20% discount subsequent to the closing of the Merger. In February 2021, the outstanding convertible note with UTA was settled for $2.8 million resulting in a gain on extinguishment of $0.7 million.

Stock Options Granted

On January 31, 2021, the Company granted its Chief Executive Officer and President, an option to purchase 172,393 shares of Playboy stock at an exercise price of $58.89 per share, which have been assumed by PLBY Group, Inc. in connection with the Business Combination and converted into an option to purchase common stock of PLBY Group, Inc. in accordance with the conversion mechanics for other outstanding options described in the Merger Agreement. The option did not accelerate upon the closing of the Business Combination. The option will generally vest as follows, subject to continued employment or service as a director through the applicable vesting date: one third on the first anniversary of the closing of the Business Combination and ratably in 24 monthly installments thereafter.

Merger with MCAC

On February 10, 2021, the Company completed the Merger with a wholly-owned subsidiary of MCAC, and the common stock of PLBY Group, Inc. (formerly known as MCAC), the Company’s parent company, began trading on February 11, 2021 on the Nasdaq Global Market. Refer to Note 1, Basis of Presentation and Summary of Significant Accounting Policies.

Acquisition of TLA

On March 1, 2021, the Company completed the acquisition of 100% of the equity of TLA Acquisition Corp. (“TLA”) for $25.1 million in cash consideration. TLA is the parent company of the Lovers family of stores, a leading omni-channel online and brick and mortar sexual wellness chain, with 41 stores in five states.